Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share of Spōk Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 2, 2018

BRAESIDE CAPITAL, L.P.

By:	/s/ Steven McIntyre
	Name:	Steven McIntyre
	Title:	Chief Investment Officer

BRAESIDE CAPITAL II, L.P.

By:	/s/ Steven McIntyre
	Name:	Steven McIntyre
	Title:	Chief Investment Officer

BRAESIDE INVESTMENTS, LLC

By:	/s/ Steven McIntyre
	Name:	Steven McIntyre
	Title:	Manager

/s/ Steven McIntyre
STEVEN MCINTYRE

/s/ Todd Stein
TODD STEIN